AMENDMENT NO. 4

TO DISTRIBUTION AGREEMENT

(Thrivent Series Fund, Inc.)

Thrivent Series Fund, Inc. (“TSF”) and Thrivent Distributors, LLC (“TDL”) hereby agree that the Distribution Agreement dated December 1, 2018, as amended, between TSF and TDL (the “Agreement”), effective April 30, 2023, the Agreement is amended to reflect name changes to certain series.

A revised Schedule I is attached hereto.

THRIVENT SERIES FUND, INC.

By	/s/ Michael W. Kremenak
Michael W. Kremenak
President

THRIVENT DISTRIBUTORS, LLC

By	/s/ Troy A. Beaver
Troy A. Beaver
Chief Executive Officer

SCHEDULE I

(Effective April 30, 2023)

1.	Thrivent Aggressive Allocation Portfolio
2.	Thrivent All Cap Portfolio
3.	Thrivent Balanced Income Plus Portfolio
4.	Thrivent Diversified Income Plus Portfolio
5.	Thrivent ESG Index Portfolio
6.	Thrivent Emerging Markets Equity Portfolio
7.	Thrivent Global Stock Portfolio
8.	Thrivent Government Bond Portfolio
9.	Thrivent Healthcare Portfolio
10.	Thrivent High Yield Portfolio
11.	Thrivent Income Portfolio
12.	Thrivent International Allocation Portfolio
13.	Thrivent International Index Portfolio
14.	Thrivent Large Cap Growth Portfolio
15.	Thrivent Large Cap Index Portfolio
16.	Thrivent Large Cap Value Portfolio
17.	Thrivent Limited Maturity Bond Portfolio
18.	Thrivent Low Volatility Equity Portfolio
19.	Thrivent Mid Cap Index Portfolio
20.	Thrivent Mid Cap Growth Portfolio
21.	Thrivent Mid Cap Stock Portfolio
22.	Thrivent Mid Cap Value Portfolio
23.	Thrivent Moderate Allocation Portfolio
24.	Thrivent Moderately Aggressive Allocation Portfolio
25.	Thrivent Moderately Conservative Allocation Portfolio
26.	Thrivent Money Market Portfolio
27.	Thrivent Multidimensional Income Portfolio
28.	Thrivent Opportunity Income Plus Portfolio
29.	Thrivent Real Estate Securities Portfolio
30.	Thrivent Small Cap Growth Portfolio
31.	Thrivent Small Cap Index Portfolio
32.	Thrivent Small Cap Stock Portfolio